December 27, 2018

Via Electronic Mail

Cleanspark, Inc.

6365 Nancy Ridge Drive, Fl. 2

San Diego, California 92121

Attention: Zachary Bradford, President

Re: Extension of Termination Date

Dear Mr. Bradford:

Reference is made to that certain Asset Purchase Agreement by and between Cleanspark, Inc. (“Cleanspark”) and Pioneer Custom Electric Products Corp. (“Pioneer”), dated as of May 2, 2018 (the “Purchase Agreement”), as amended by those certain Letter Agreements, dated as of June 29, 2018 and July 16, 2018, respectively, between Cleanspark and Pioneer (the “Original Letter Agreement”). All capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

By execution hereof, Cleanspark hereby agrees to extend the Termination Date as set forth in Section 8.1(d) of the Purchase Agreement, as amended by the Original Letter Agreement, from December 31, 2018 until on or before January 16, 2019 (the “Extension”). During the Extension, all other terms and conditions of the Purchase Agreement shall remain in full force and effect.

The Parties agree that, in addition to the other Closing conditions set forth in the Agreement, the obligation of Purchaser to consummate the transactions contemplated by the Purchase Agreement, is subject to Bank of Montreal releasing any Liens it holds on the Acquired Assets. The Parties further agree that they are entering into the Extension to, amongst other things, allow the Parties sufficient time to negotiate amendments to the business terms and structure of the transactions set forth in the Purchase Agreement.

Sections 9.4 – 9.14 of the Purchase Agreement shall apply to this Agreement mutatis mutandis.

If you are in agreement with the foregoing, please so indicate by your countersignature below.

Very truly yours,

PIONEER CUSTOM ELECTRIC PRODUCTS CORP.

By:	/s/ Nathan Mazurek
Name:	Nathan Mazurek
Title:	President

Agreed and Accepted as of

this 27 day of December , 2018

CLEANSPARK, INC.

By:	/s/ Zachary Bradford
Name:	Zachary Bradford
Title:	President